GSA PUBLICATIONS, INC.
                                  90 PRATT OVAL
                               GLEN COVE, NY 11542

February 10, 2006


Dear Holder of Common Stock in GSA Publications, Inc.:

      The purpose of this letter is to: (i) inform you of the approval of the Merger Agreement and Merger (as such terms are defined below) involving Compliance Systems Corporation, a Delaware corporation ("CSC"), and GSA Publications, Inc., a Nevada corporation and public shell ("GSA"); (ii) to solicit your approval of the Merger Agreement and the Merger as described below; and (ii) to inform those shareholders of GSA who do not vote in favor of the Merger Agreement and the Merger ("POTENTIAL DISSENTERS") that they may be entitled to assert dissenters' rights under Sections 92A.300 to 92A.500, inclusive, of the Nevada General Corporation Law (the "NGCL"), copies of which are attached hereto as Exhibit E. Potential Dissenters are urged to carefully read this letter and the accompanying documents very carefully as perfection of your rights as a Potential Dissenter under the NGCL requires you to strictly satisfy all requirements under the NGCL. The following is a discussion of the relevant transactions related to the Merger, a summary of the material terms of the Merger Agreement, and a description of your rights as a Potential Dissenter under the NGCL.

OVERVIEW; STOCK PURCHASES

      As you may know, on November 30, 2005, CSC purchased (the "STOCK PURCHASES") 90% of the issued and outstanding shares of common stock of GSA, par value $0.001 per share (the "GSA COMMON STOCK") from certain holders of GSA Common Stock pursuant to three (3) separate stock purchase agreements, copies of each of which are attached hereto as Exhibit A (the "STOCK PURCHASE AGREEMENTS"). In connection with the Stock Purchases, CSC transferred to Knightsbridge Capital, an unaffiliated entity, 5% of the issued and outstanding shares of GSA Common Stock that CSC had purchased for services rendered by Knightsbridge in connection with the Stock Purchases (the "KNIGHTSBRIDGE STOCK FEE"). As a result of the Stock Purchases and the payment of the Knightsbridge Fee, GSA came to own 85% of the issued and outstanding shares of GSA Common Stock and therefore GSA became a majority-owned subsidiary of CSC.

      As CSC desired to assume the reporting obligations of GSA and avail itself of the benefits of having is stock traded on the Pink Sheets, on February 10, 2006 (the "MERGER APPROVAL DATE"), pursuant to written consents in lieu of meetings, all of the members of the Board of Directors (the "BOARD") of CSC and all of the members of the Board of GSA, as well as the holders of 4,905,002 outstanding shares (i.e., a majority) of the Class A common stock of CSC, par value $0.001 per share (the "CSC CLASS A COMMON STOCK"), and the holders of 42,500,000 outstanding shares (i.e., a majority) of GSA Common Stock approved:
(i) the Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit B (the "MERGER AGREEMENT"), and (ii) the merger (the "MERGER") of CSC with and into GSA with GSA becoming the surviving corporation (the "SURVIVING CORPORATION") in accordance with the NGCL and the Delaware General Corporation Law (the "DGCL"). The material terms of the Merger are discussed below.

      On February 13, 2006, the Surviving Corporation will cause Westminster Securities, a market maker, to file, for and on behalf of the Surviving Corporation, a Form 15c211 with the National Association of Securities Dealers (the "NASD") to cause the Surviving Corporation's common stock to be quoted on the Pink Sheets.

      On February 14, 2005, the Surviving Corporation will file a registration statement on Form Sb-2 (the "REGISTRATION STATEMENT") with the United States Securities and Exchange Commission (the "SEC") to seek registration of approximately 67,720,787 shares of the Surviving Corporation's common stock, par value $0.001 per share (the "NEW CSC COMMON STOCK").

FIRST DISSENTER NOTICE LETTER
FERUARY 10, 2006
PAGE 2

MATERIAL TERMS OF THE MERGER

      Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL and NGCL, at the Effective Time (as defined in Section 1.6 of the Merger Agreement): (i) CSC will merge with and into GSA, (ii) the separate corporate existence of CSC will cease to exist and its Certificate of Incorporation and Bylaws will be terminated, and (iii) GSA will be the Surviving Corporation in the Merger and will succeed to and assume all the rights and obligations of CSC in accordance with the NGCL and the DGCL, and will continue its existence under the NGCL.

      The Articles of Incorporation and Bylaws of GSA at the Effective Time will continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation subject to any future amendments or deletions thereto in accordance with applicable law and as set forth herein; provided that (i) Article FIRST of the Articles of Incorporation will be amended to provide as follows: "The name of the corporation is Compliance Systems Corporation"; and (ii) Article FOURTH will be amended to provide as follows: The total number of shares of common stock authorized that may be issued by the Corporation is FIVE HUNDRED MILLION (500,000,000), par value $0.001 per share, and no other class of stock will be authorized. Said shares may be issued by the Corporation, from time to time, for such consideration as may be fixed by the Board of Directors."

      The directors and officers of CSC immediately prior to the Effective Time will become the respective directors and officers of the Surviving Corporation, who will serve in accordance with applicable law and until their respective successors are duly qualified and elected.

      At the Effective Time, all shares of GSA Common Stock owned by CSC immediately prior to the consummation of the Merger will be cancelled.

      Each issued and outstanding share of the CSC Class A Common Stock and the Class B common stock of CSC, par value $0.001 per share (the "CSC CLASS B COMMON STOCK", and collectively with the CSC Class A Common Stock, the "CSC COMMON STOCK") will, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at the Effective Time into
3.278055546 shares of New CSC Common Stock, rounded to the whole number (the "CSC EXCHANGE RATIO"). Each share of CSC Common Stock held in the treasury as of the Effective Time will be cancelled.

      Each issued and outstanding share, and each share then held in the treasury, of GSA Common Stock not held by CSC immediately prior to the consummation of the Merger will, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at the Effective Time into one (1) share of New CSC Common Stock, rounded to the whole number (the "GSA EXCHANGE RATIO").

      The terms and conditions of each stock option and warrant to purchase shares of CSC's Common Stock outstanding immediately prior to the consummation of the Merger will remain the same, except that such option or warrant will be an option or warrant, as the case may be, to purchase shares of New GSA Common Stock at the CSC Exchange Ratio. The terms and conditions of each stock option and warrant to purchase shares of GSA's Common Stock outstanding immediately prior to the consummation of the Merger will remain the same, except that such option or warrant will be an option or warrant, as the case may be, to purchase shares of New GSA Common Stock at the GSA Exchange Ratio.

      At the Effective Time, any investor rights agreements or shareholder agreements by and between CSC and the holders of any CSC Common Stock, stock options or warrants to purchase CSC Common Stock will terminate and cease to be of any further force and effect. At the Effective Time, any investor rights agreements or shareholder agreements by and between GSA and the holders of any GSA Common Stock, stock options or warrants to purchase GSA Common Stock will terminate and cease to be of any further force and effect.

FIRST DISSENTER NOTICE LETTER
FERUARY 10, 2006
PAGE 3

      It will be necessary for all holders of CSC Common Stock to exchange their existing stock certificates representing shares of CSC Common Stock for stock certificates representing shares of New GSA Common Stock, and upon such exchange, they will receive shares of New GSA Common Stock based on the CSC Exchange Ratio, possessing, subject to differences in applicable law, the rights as set forth in the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to Section 1.2 of the Merger Agreement and as may be further amended from time to time.

      It will be necessary for all holders of GSA Common Stock other than CSC, to exchange their existing stock certificates representing shares of GSA Common Stock for stock certificates representing shares of New GSA Common Stock, and upon such exchange, they will receive shares of New GSA Common Stock, based on the GSA Exchange Ratio, possessing, subject to differences in applicable law, the rights as set forth in the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to Section 1.2 of the Merger Agreement and as may be further amended from time to time. Notwithstanding the foregoing, the exchange procedure for holders of GSA Common Stock may be altered by the Board of the Surviving Corporation in its sole and absolute discretion, and/or as a result of such holders exercising their dissenters' rights under the NGCL as described below.

SOLICITATION OF APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

      While both the Merger Agreement and the Merger have already been approved by the requisite majority of directors and holders of GSA Common Stock as noted above, in sending you this letter, we are soliciting your approval of the Merger Agreement and the Merger. If you signify your approval of the Merger Agreement and the Merger by executing the consent form attached hereto as Exhibit C (the "CONSENT FORM"), returning the Consent Form to us within thirty (30) days of the date hereof, and exchanging your existing stock certificates representing shares of GSA Common Stock as set forth in the Merger Agreement or as otherwise instructed by us, you will receive a new stock certificate representing ownership of the New CSC Common Stock. If you comply with the foregoing, then you will be deemed to have waived any rights you may have as a Dissenting GSA Stockholder as described below.

DISSENTERS' RIGHTS GENERALLY UNDER THE NGCL

      Any issued and outstanding shares of GSA Common Stock held by any person or entity other than CSC immediately prior to the consummation of the Merger (a "DISSENTING GSA STOCKHOLDER") who objects to the Merger and complies with all the provisions of Section 92A.380 of the NGCL concerning the right of holders of GSA Common Stock to dissent from the Merger and require appraisal of their shares of GSA Common Stock ("DISSENTING SHARES") will NOT be converted as described in Section 1.4(c) of the Merger Agreement but will become the right to receive such consideration as may be determined to be due to such Dissenting GSA Stockholder pursuant to Section 92A.380 of the NGCL. If, after the Effective Time, such Dissenting GSA Stockholder withdraws his or its demand for appraisal or fails to perfect or otherwise loses his or its right of appraisal, in any case pursuant to the NGCL, his or its Dissenting Shares will be deemed to be converted as of the Effective Time into the right to receive shares of New CSC Common Stock as described in Section 1.4(c) of the Merger Agreement.

      Please note that stockholders of CSC are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

FIRST DISSENTER NOTICE LETTER
FERUARY 10, 2006
PAGE 4

ASSERTING DISSENTERS RIGHTS UNDER THE NGCL

      Pursuant to Section 92A.430 of the DGCL, we are sending you this letter within ten (10) days of the Merger Approval Date. As required under said section of the NGCL, we have attached as Exhibit D hereto a Demand Form that you should fill-out and return to us if you desire to assert your dissenters' rights under the NGCL in lieu of receiving your pro rata share of the New GSA Common Stock as outlined above. We must receive your completed Demand Form no later than thirty
(30) days after your receipt of this letter (the "DEADLINE"). Failure to complete or sign the Demand Form or return it to our offices by the Deadline will be deemed a waiver of your dissenters' rights in accordance with the NGCL, and in such instances you will instead receive your pro rata share of the New GSA Common Stock as outlined above.

      Within 30 days of our receipt of your completed, signed Demand Form, we will pay you our estimate of the fair value of your GSA Common Stock calculated AS OF IMMEDIATELY PRIOR TO THE EFFECTIVE DATE AS REQUIRED UNDER THE NGCL. In other words, the fair value of dissenters' shares will NOT reflect any change in value attributed to the Merger, the filing of the Form 15c211, the filing of the Registration Statement, or any other subsequent event. Rather, the fair value will be determined by estimating the value of your shares of GSA Common Stock immediately prior to the Effective Date. Since shares of GSA Common Stock were not actively traded on a national securities exchange or other public market as of such date, the GSA Board has concluded that the most equitable method of determining the fair value of such shares is by reference to the only transactions that involved the sale of GSA Common Stock around such time of which the Board is aware; namely, by reference to the Stock Purchases. Under the terms of the Stock Purchase Agreements, CSC purchased 90% of the issued and outstanding shares of GSA Common Stock (i.e., a total of 45 million shares out of 50 million outstanding shares were purchased) in exchange for CSC paying total consideration of $50,000 to the GSA stockholders who sold their shares.(1) Accordingly, based on said transactions, the GSA Board has determined that the estimated fair value of each share of GSA Common Stock as of the Effective Date to be $0.00111 (the "FAIR VALUE ESTIMATE").

      The Boards of both CSC and GSA, as well as the holders of a majority of the outstanding shares of capital stock of both entities, approved of the Merger because they believe it to be in the best interests of their respective company and stockholders. Indeed, prior to the Effective Date, GSA is merely a public shell whose shares are not actively traded or marketable and therefore has little prospect of generating significant revenues to potentially drive up its stock price absent a merger with an operating entity. In contrast, CSC has been an operating company for many years, and has developed patented technologies to automatically screen and block outbound calls in real-time against federal, state, wireless, third party and in-house Do-Not-Call lists. Thus, the merger of CSC with and into GSA is in the best interest of both companies because: (i) the Surviving Corporation will assume the reporting obligations of GSA; (ii) through the filing of the Form 15c211, the Surviving Corporation's capital stock (i.e., the New CSC Common Stock) will be actively quoted on the Pink Sheets; and (iii) the former GSA stockholders who receive shares of New CSC Common Stock in the exchange described above will hold stock in a company that has actual operations and assets from which revenues could potentially be generated, which in-turn could increase the price of their stock beyond that which it would have been absent the Merger.

FIRST DISSENTER NOTICE LETTER
FERUARY 10, 2006
PAGE 5

      Accordingly, the GSA Board reiterates its conclusion that the Merger is in the best interest of all concerned parties, including GSA stockholders, and therefore strongly recommends that you (a) approve of the Merger by executing and sending us the completed Consent Form, and (b) waive your rights as a Dissenting GSA Stockholder.

      While the GSA Board has provided you with the Fair Value Estimate noted above, we are required by the NGCL to send you our actual determination of the fair value of the dissenters' shares within thirty (30) days of receiving the enclosed completed, executed Demand Form (the "ACTUAL FAIR VALUE"). At this time, there is no reason to think that there will be any difference between the Fair Value Estimate and the Actual Fair Value. Within thirty (30) days of your receipt of the Actual Fair Value determination and payment of same, you must either accept such determination and payment or inform us in writing of your decision to reject such determination and payment and instead demand that we pay you your estimate of the fair value of your shares (the "DISSENTER'S FAIR VALUE ESTIMATE"). We then have sixty (60) days to either accept and pay the Dissenter's Fair Value Estimate or reject the Dissenter's Fair Value Estimate and instead commence a proceeding in Nevada district court for a judicial determination of fair value, which will be binding on us and all dissenters.

      IN LIGHT OF THE FOREGOING, GSA'S BOARD URGES YOU TO NOT ASSERT YOUR DISSENTERS' RIGHTS AND INSTEAD ELECT TO RECEIVE YOUR PRO RATA SHARE OF THE NEW GSA COMMON STOCK BY SIGNING THE ACCOMPANYING CONSENT FORM AND SENDING IT TO THE COMPANY AS INSTRUCTED BELOW. However, if you do elect to assert your dissenters' rights, you are urged to carefully review the enclosed excerpts from the NGCL, complete and sign the enclosed Demand Form, and return the Demand Form within thirty (30) days of your receipt of this letter. Failure to strictly comply with the requirements of the NGCL will be deemed a waiver of your dissenters' rights thereunder and you will instead receive your pro rata share of the New GSA Common Stock as described in this letter.

      If you elect to assert your dissenters' rights by completing and returning the accompanying Demand Form to us, then pursuant to Section 92A.430 of the NGCL, we hereby instruct you to deposit all stock certificates for GSA Common Stock that you hold ("GSA STOCK CERTIFICATES") with our Corporate Secretary by sending the GSA Stock Certificates to the following address via a reputable national courier services, prepaid with proof of delivery and signature required:

                    Mr. Barry Brookstein, Corporate Secretary
                             GSA Publications, Inc.
                                  90 Pratt Oval
                               Glen Cove, NY 11542

      YOU MUST CAUSE THE DELIVERY OF YOUR GSA STOCK CERTIFICATES TO OUR CORPORATE SECRETARY AS NOTED ABOVE BY NO LATER THAN FIVE (5) CALENDAR DAYS AFTER YOU SEND US YOUR COMPLETED, SIGNED DEMAND FORM. You may elect to send your GSA Stock Certificates to us together with your completed, signed Demand Form. If we do not receive your GSA Stock Certificates by such date, you will be deemed to have waived your dissenters' rights under the NGCL.

      If you do not desire to assert your dissenters' rights, you should execute the accompanying Consent Form and send it to our Corporate Secretary at the address noted above via a reputable national courier services, prepaid with proof of delivery and signature required. Upon the receipt of same, we will send you further instructions on how to exchange your existing stock certificate(s) representing ownership of GSA Common Stock for a stock certificate representing ownership of New CSC Common Stock.

FIRST DISSENTER NOTICE LETTER
FERUARY 10, 2006
PAGE 6

      Thank you for your prompt attention to this matter. Should you have any general questions concerning the matters discussed herein, please contact Mr. Barry Brookstein at 631-254-6975. Please note, the Company cannot provide you with any legal or tax advice concerning the assertion of your dissenters rights or any other matter and therefore, you are urged to seek your own independent legal and/or tax advisor(s) as you deem appropriate.

Sincerely,


The Board of Directors
GSA Publications, Inc.


Enclosures

                                    EXHIBIT A

                            STOCK PURCHASE AGREEMENTS

                                    EXHIBIT B

                                MERGER AGREEMENT

                                    EXHIBIT C

                                  CONSENT FORM


                       RESOLUTIONS OF THE SHAREHOLDERS OF

                             GSA PUBLICATIONS, INC.

      The undersigned, being a shareholder of GSA Publications, Inc., a Nevada corporation (the "CORPORATION"), in lieu of a meeting, hereby consent in writing to the adoption of, and do hereby adopt, the following resolutions:

            WHEREAS, the officers and Board of Directors (the "BOARD") of the Corporation have presented a form of Agreement and Plan of Merger (the "MERGER AGREEMENT") to the shareholders of the Corporation (the "SHAREHOLDERS") by which Compliance Systems Corporation, a Delaware corporation ("CSC") would merge (the "MERGER") with and into the Corporation with the Corporation becoming the surviving entity (the "SURVIVING CORPORATION") as more specifically set forth in the Merger Agreement; and

            WHEREAS, the undersigned deems it to be in the best interests of the Corporation for the Corporation to enter into and perform under the Merger Agreement substantially in the form presented to the Shareholders and to effectuate the Merger as soon as practicable.

            NOW, THEREFORE, BE IT RESOLVED, that the form, terms, and provisions of the Merger Agreement, together with the other ancillary agreements, instruments, or other documents contemplated thereby (collectively, with the Merger Agreement, the "DOCUMENTS"), and any subsequent amendments and modifications deemed necessary or desirable by the officers and/or Board of the Corporation, are hereby ratified and approved in all respects;

            BE IT FURTHER  RESOLVED,  that the  Corporation and its officers and
      Board  are  hereby   instructed  to  effectuate  the  Merger  as  soon  as
      practicable;

            BE IT FURTHER RESOLVED, that Dean Garfinkel, Barry Brookstein, or any other person designated in writing by the Board, be, and each of them acting alone are, hereby authorized and directed in the name, and for and on behalf, of the Corporation to execute and deliver the Documents, and any and all other such documents, instruments, and agreements deemed necessary or desirable by the officers or the Board of the Corporation to effectuate the Documents and the transactions contemplated by the Documents, and to perform all of the Corporation's obligations under, and in connection with, the Documents and the transactions contemplated by the Documents, and to otherwise carry out the intent and purposes of these resolutions; and

            BE IT FURTHER RESOLVED, that this Consent may be executed in one or more counterparts.

THE UNDERSIGNED:

Signature:
           ---------------------------------
Print Name:
            --------------------------------
Address:
         -----------------------------------
Phone Number:
              ------------------------------
Date:
      --------------------------------------

                                    EXHIBIT D

                             DISSENTERS' DEMAND FORM
                    (PURSUANT TO SECTION 92A.430 OF THE NGCL)


TO:      Mr. Barry Brookstein, Corporate Secretary
         GSA Publications, Inc.
         90 Pratt Oval
         Glen Cove, NY 11542

I, the undersigned, was a shareholder of GSA Publications, Inc., a Nevada corporation ("GSA" or the "COMPANY"), on February 10, 2006, (the "FIRST NOTICE DATE"), the date on which the Company first informed its shareholders of the proposed merger of Compliance Systems Corporation, a Delaware corporation ("CSC") with and into GSA with GSA being the surviving corporation under the Nevada General Corporation Law and the Delaware General Corporation Laws (the "MERGER") pursuant to the terms and conditions outlined in that certain Agreement and Plan of Merger dated effective February 10, 2006 and executed by CSC and GSA.

I HEREBY REPRESENT AND WARRANT TO THE COMPANY THE FOLLOWING:

1. I currently own ___________________ shares of common stock of GSA (the "GSA SHARES") as follows: (insert number of shares owned)

a.   ____Solely,  with no  other  person  or  entity, or
b.   ____Jointly,  with ____________________________, or
c.   ____Through  the  following   entity:   __________________________________.
(check one only and fill-in blank to the right as necessary)

2. No person or entity owns the GSA Shares other than as I have indicated in my response to No. 1 above.

3.   I    acquired    the   GSA    Shares    on   or   about    the    following
     date(s):_____________________________________.
                      (insert dates(s))

4. ______ I did _____ did not hold the GSA Shares as of the First Notice Date (check one only)

5.   I did not vote in favor of the Merger or the Merger Agreement at any time

6. I hereby serve notice upon the Company that I object to the Merger, and that I demand payment for my GSA Shares pursuant to Section 92A.430 of the NGCL as a dissenting shareholder of GSA.

7. I hereby acknowledge that in order for me to be entitled to assert my dissenters' rights under the NGCL, I must complete, execute and return this Dissenters' Demand Form to the Company at the address noted above by no later than thirty (30) days after the date on which I received the accompanying Dissenters' First Notice Letter from GSA.

8. I hereby acknowledge that I received the Dissenters' First Notice Letter, this Dissenters' Demand Form, and copies of Sections 92A.300 to 92A.500, inclusive, of the NGCL on January ___, 2006.
                           (insert date of receipt)

9. I hereby acknowledge that in order for me to perfect the exercise of my dissenters' rights under the NGCL, I must strictly comply with all requirements of the NGCL and I understand that my failure to do so may result in my being deemed to have irrevocably waived such rights.

10. I HEREBY AGREE TO CAUSE THE DEPOSIT OF ALL STOCKHOLDER CERTIFICATES REPRESENTING OWNERSHIP OF MY GSA SHARES WITH MR. BARRY BROOKSTEIN, CORPORATE SECRETARY OF GSA, BY CAUSING SUCH CERTIFICATES TO BE SENT TO HIM (VIA A REPUTABLE EXPRESS COURIER SERVICE, PREPAID WITH PROOF OF DELIVERY AND SIGNATURE REQUIRED) AT THE ADDRESS LISTED ABOVE BY NO LATER THAN FIVE
     (5) CALENDAR DAYS FROM THE DATE ON WHICH I SEND THIS COMPLETED, SIGNED DISSENTERS' DEMAND FORM TO GSA.

THE UNDERSIGNED:

Signature:
           ---------------------------------
Print Name:
            --------------------------------
Address:
         -----------------------------------
Phone Number:
              ------------------------------

                                    EXHIBIT E

                       THE NEVADA GENERAL CORPORATION LAW
                  SECTIONS 92A.300 THROUGH 92A.500 (INCLUSIVE)

                           RIGHTS OF DISSENTING OWNERS

NGCL 92A.300 DEFINITIONS. As used in NGCL 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NGCL 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
(Added to NGCL by 1995, 2086)

NGCL 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NGCL by 1995, 2087)

NGCL 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation. (Added to NGCL by 1995, 2087)

NGCL 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NGCL 92A.380 and who exercises that right when and in the manner required by NGCL 92A.400 to 92A.480, inclusive. (Added to NGCL by 1995, 2087; A 1999, 1631)

NGCL 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NGCL by 1995, 2087) NGCL 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NGCL by 1995, 2087)

NGCL 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NGCL by 1995, 2087)

NGCL 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NGCL by 1995, 2087)

NGCL 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NGCL 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NGCL by 1995, 2087)

 NGCL 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NGCL by 1995, 2088)

NGCL 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NGCL by 1995, 2088)

NGCL 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.
      1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
      2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NGCL to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NGCL by 1995, 2088)


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


NGCL 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.
      1. Except as otherwise provided in NGCL 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
      (a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:
            (1) If approval by the stockholders is required for the conversion or merger by NGCL 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or
            (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NGCL 92A.180.
      (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.
      (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
      2. A stockholder who is entitled to dissent and obtain payment pursuant to NGCL 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NGCL by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

NGCL 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.
      1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
      (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
      (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
            (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
                  (I) The surviving or acquiring entity; or
                  (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or
            (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).
      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NGCL 92A.130. (Added to NGCL by 1995, 2088)

NGCL 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.
      1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
      2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
      (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
      (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NGCL by 1995, 2089)

NGCL 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.
      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NGCL 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
      2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NGCL 92A.430. (Added to NGCL by 1995, 2089; A 1997, 730)


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


NGCL 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.
      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
      (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
      (b) Must not vote his shares in favor of the proposed action.
      2. A stockholder who does not satisfy the requirements of subsection 1 and NGCL 92A.400 is not entitled to payment for his shares under this chapter.(Added to NGCL by 1995, 2089; 1999, 1631)

NGCL 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.
      1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
      2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;
      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
      (e) Be accompanied by a copy of NGCL 92A.300 to 92A.500, inclusive.(Added to NGCL by 1995, 2089)

NGCL 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.
      1.  A stockholder to whom a dissenter's notice is sent must:
      (a) Demand payment;
      (b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
      (c) Deposit his certificates, if any, in accordance with the terms of the notice.
      2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Added to NGCL by 1995, 2090; A 1997, 730; 2003, 3189)

NGCL 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.
      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
      2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action. (Added to NGCL by 1995, 2090)

NGCL 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.
      1. Except as otherwise provided in NGCL 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NGCL 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
      (a) Of the county where the corporation's registered office is located; or
      (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
      2.  The payment must be accompanied by:
      (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;
      (b) A statement of the subject corporation's estimate of the fair value of the shares;
      (c) An explanation of how the interest was calculated;
      (d) A statement of the dissenter's rights to demand payment under NGCL 92A.480; and
      (e) A copy of NGCL 92A.300 to 92A.500,  inclusive. (Added to NGCL by 1995,
2090)


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


NGCL 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.
      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NGCL 92A.480. (Added to NGCL by 1995, 2091)

NGCL 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.
      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NGCL 92A.460, or reject the offer pursuant to NGCL 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NGCL 92A.460 or offered pursuant to NGCL 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.(Added to NGCL by 1995, 2091)

NGCL 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.
      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:
      (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
      (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NGCL 92A.470.(Added to NGCL by 1995, 2091)

NGCL 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.
      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NGCL 92A.300 to 92A.500, inclusive; or
      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NGCL 92A.300 to 92A.500, inclusive.
      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
      4. In a proceeding commenced pursuant to NGCL 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
      5. This section does not preclude any party in a proceeding commenced pursuant to NGCL 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NGCL 17.115. (Added to NGCL by 1995, 2092)

(1) Under the terms of the Stock Purchase Agreements, CSC paid $75,000 of total consideration, of which $25,000 was transferred to Knightsbridge Capital as a fee for its services in connection with the Stock Purchases. This cash payment was in addition to payment of the Knightsbridge Stock Fee described above.